Exhibit 99.5

KPMG LLP

10 South Broadway

Suite 900

St. Louis, MO 63102-1761

Independent Accountants’ Report

Attestation on Management’s Assertion About Compliance

With the Servicing Requirements of the Servicing Agreement

Between Yamaha Motor Corporation, U.S.A. and

GE Commercial Distribution Finance Dated March 1, 1994

GE Commercial Distribution Finance

Yamaha Motor Corporation, U.S.A.

GE Commercial Distribution Finance, as Servicer:

We have examined the accompanying assertion made by management of GE Commercial Distribution Finance’s (GECDF) compliance, as sub-servicer, with the servicing requirements in Article II, Sections 2.1,2.2, 2.4, and 2.5 of the Servicing Agreement between Yamaha Motor Corporation, U.S.A. (Yamaha) and GECDF dated March 1, 1994, among Yamaha as master servicer and GECDF as sub-servicer, for the period March 1, 2003 through March 31, 2004. Management is responsible for GECDF’s compliance with the aforementioned sections of the Agreement. Our responsibility is to express an opinion on management’s assertion about GECDF’s compliance based upon our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about GECDF’s compliance with the aforementioned sections of the Agreement and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on GECDF’s compliance with the aforementioned sections of the Agreement.

In our opinion, management’s assertion that GECDF was in compliance with the aforementioned sections of the Agreement for the period March 1, 2003 through March 31, 2004 is fairly stated, in all material respects.

/s/ KPMG LLP

March 31, 2004

GE Commercial Distribution Finance

GE Commercial Distribution Finance Corporation
655 Maryville Centre Drive
St. Louis, MO 63141

Management’s Report on GE Commercial Distribution Finance’s

Compliance, as Sub-servicer, with the Servicing Requirements of the

Servicing Agreement Between Yamaha Motor Corporation, U.S.A. and

GE Commercial Distribution Finance Dated March 1, 1994

Management of GE Commercial Distribution Finance (GECDF), as sub-servicer, is responsible for compliance with the servicing requirements in Article II, Sections 2.1, 2.2, 2.4, and 2.5 of the Servicing Agreement between Yamaha Motor Corporation, U.S.A. (Yamaha), and GECDF dated as of March 1, 1994 among Yamaha, as master servicer; and GECDF as sub-servicer.

Management has performed an evaluation of GECDF’s compliance with the aforementioned sections of the Agreement for the period March 1, 2003, through March 31, 2004. Based upon this evaluation, management believes that GECDF, as sub-servicer, was materially in compliance with the aforementioned sections of the Agreement.

/s/ W. Steven Culp	/s/ David Kaminsky
W. Steven Culp	David Kaminsky
Controller	Chief Financial Officer
March 31, 2004	March 31, 2004